EXHIBIT 10.1

AMENDMENT TO

401(k) PLAN

Morgan Stanley & Co. Incorporated (the “Corporation”) hereby amends the Morgan Stanley 401(k) Plan (the “401(k) Plan”) as follows:

Effective as of the day prior to the closing of the secondary offering that takes Morgan Stanley’s voting interest in MSCI Inc. and Barra, Inc. below 80%, Appendix B of the 401(k) Plan shall be amended (i) by adding “—the day prior to the Closing Date (as defined below)” at the end of the entries for MSCI Inc. and Barra, Inc. in the list of Participating Companies contained therein, and (ii) by adding the following new section at the end thereof:

“Cessation of Participation of MSCI/Barra. Effective on the day prior to the closing of the secondary offering that takes Morgan Stanley’s voting interest in MSCI Inc. and Barra, Inc. below 80% (the “Closing Date”), (i) MSCI Inc. and Barra, Inc. (collectively “MSCI/Barra”) shall cease to be a Participating Company in the Plan; (ii) employees of MSCI/Barra shall cease to actively participate in the Plan; and (iii) current employees of MSCI/Barra on the day prior to the Closing Date shall become fully vested in all amounts allocated to their Accounts. An employee of MSCI/Barra who would have been eligible to receive a Retirement Contribution for 2008 pursuant to Section 6(e) of the Plan but for MSCI/Barra’s cessation of participation on the day prior to the Closing Date shall receive such a contribution for the year based on his or her Years of Service and Retirement Contribution Earnings, if any, to the day prior to the Closing Date.”

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IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed on its behalf as of this 10th day of July, 2008.

MORGAN STANLEY & CO. INCORPORATED

By:	/S/ KAREN JAMESLEY
Title: Global Head of Human Resources